UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2014

ANTHERA PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34637	20-1852016
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25801 Industrial Boulevard, Suite B, Hayward, California	94545
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 856-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

On December 24, 2014, Anthera Pharmaceuticals, Inc. (the “Company”) terminated its Loan and Security Agreement entered into on April 3, 2013 with Square 1 Bank (the “Square 1 Loan Agreement”).

The Square 1 Loan Agreement as in effect at the time of termination had a maturity date of April 3, 2017.  The Company had borrowed $10 million under the Square 1 Loan Agreement, which bore interest at an annual rate equal to 1%.  Interest was payable in cash on a monthly basis and the Company may prepay the principal in whole or in part from time to time without penalty or premium.  The outstanding principal and accrued interest at the time of repayment was $1.6 million and was repaid in full on December 24, 2014 using the cash in the Cash Security Account.

The Square 1 Loan Agreement contained customary representations and warranties and certain affirmative and negative covenants including, among other things, maintenance of a balance in the Cash Security Account of not less than the lesser of (a) $10.0 million and (b) the aggregate amount all debt, principal, interest and other amounts owed to Square 1 Bank in the Cash Security Account and restrictions on mergers.  The Square 1 Loan Agreement also included customary events of default, including cross-defaults on the Company’s material indebtedness and change of control.  The Square 1 Loan Agreement was secured by a pledge of the cash and the cash equivalents in the Cash Security Account, along with the proceeds and substitutions thereof.  Loans under the Square 1 Loan Agreement were not guaranteed by any of the Company’s existing subsidiaries, nor have any existing subsidiaries of the Company pledged any of their assets to secure such loans.

The foregoing description of the Square 1 Loan Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Square 1 Loan Agreement, a copy of which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2013 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2014	Anthera Pharmaceuticals, Inc.

	By:	May Liu
May Liu
Principal Accounting Officer and Senior Vice President, Finance and Administration